UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                                 (RULE 13D-101)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
                   RULE 13D-1(A) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13D-2(A).
                               (AMENDMENT NO. 3)*

                                 CYBERCASH, INC.
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                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.001 PER SHARE
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                         (Title of Class of Securities)

                                   232462 10 1
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                                 (CUSIP Number)
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       RONALD FISHER                           STEPHEN A. GRANT, ESQ.
  SOFTBANK HOLDINGS INC.                        SULLIVAN & CROMWELL
10 LANGLEY ROAD, SUITE 403                        125 BROAD STREET
  NEWTON CENTER, MA 02159                        NEW YORK, NY 10004
      (617) 928-9300                               (212) 558-4000
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           (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)

                                February 5, 1999
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             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box
|_|.

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                                 SEC 1746(12-91)
                         (continued on following pages)

                                  SCHEDULE 13D

--------------------------                            --------------------------
CUSIP NO.   232462-10-1                               PAGE  2   OF   6   PAGES
--------------------------                            --------------------------
--------------------------------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

       SOFTBANK AMERICA INC.
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  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (A) |_|
                                                                         (B) |_|
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    SOURCE OF FUNDS*

       NOT APPLICABLE
--------------------------------------------------------------------------------
  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                   |_|

--------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       DELAWARE
--------------------------------------------------------------------------------
                    7    SOLE VOTING POWER

                         976,540
    NUMBER OF       ------------------------------------------------------------
      SHARES        8    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY            0
       EACH         ------------------------------------------------------------
    REPORTING       9    SOLE DISPOSITIVE POWER
      PERSON
       WITH              976,540
                    ------------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER

                         0
--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        976,540
--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            |_|
--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       4.9%
--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

       HC, CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

--------------------------                            --------------------------
CUSIP NO.   232462-10-1                               PAGE  3   OF   6   PAGES
--------------------------                            --------------------------
--------------------------------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
       SOFTBANK HOLDINGS INC.                I.R.S. IDENTIFICATION NO.
                                             95-446-7445
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (A) |_|
                                                                         (B) |_|
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    SOURCE OF FUNDS*

       NOT APPLICABLE
--------------------------------------------------------------------------------
  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                   |_|

--------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       DELAWARE
--------------------------------------------------------------------------------
                    7    SOLE VOTING POWER

                         976,540
    NUMBER OF       ------------------------------------------------------------
      SHARES        8    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY            0
       EACH         ------------------------------------------------------------
    REPORTING       9    SOLE DISPOSITIVE POWER
      PERSON
       WITH              976,540
                    ------------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER

                         0
--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        976,540
--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            |_|
--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       4.9%
--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

       HC, CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

--------------------------                            --------------------------
CUSIP NO.   232462-10-1                               PAGE  4   OF   6   PAGES
--------------------------                            --------------------------
--------------------------------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

       SOFTBANK CORP.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (A) |_|
                                                                         (B) |_|
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    SOURCE OF FUNDS*

       NOT APPLICABLE
--------------------------------------------------------------------------------
  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                   |_|

--------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       JAPAN
--------------------------------------------------------------------------------
                    7    SOLE VOTING POWER

                         976,540
    NUMBER OF       ------------------------------------------------------------
      SHARES        8    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY            0
       EACH         ------------------------------------------------------------
    REPORTING       9    SOLE DISPOSITIVE POWER
      PERSON
       WITH              976,540
                    ------------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER

                         0
--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        976,540
--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            |_|
--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       4.9%
--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

       HC, CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

--------------------------                            --------------------------
CUSIP NO.   232462-10-1                               PAGE  5   OF   6   PAGES
--------------------------                            --------------------------
--------------------------------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

       MASAYOSHI SON
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (A) |_|
                                                                         (B) |_|
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    SOURCE OF FUNDS*

       NOT APPLICABLE
--------------------------------------------------------------------------------
  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                   |_|

--------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       JAPAN
--------------------------------------------------------------------------------
                    7    SOLE VOTING POWER

                         976,540
    NUMBER OF       ------------------------------------------------------------
      SHARES        8    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY            0
       EACH         ------------------------------------------------------------
    REPORTING       9    SOLE DISPOSITIVE POWER
      PERSON
       WITH              976,540
                    ------------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER

                         0
--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        976,540
--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            |_|
--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       4.9%
--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------                            --------------------------
CUSIP NO.   232462-10-1                               PAGE  5   OF   6   PAGES
--------------------------                            --------------------------


         SOFTBANK America Inc., a Delaware corporation ("SB America"), Mr. Masayoshi Son, a Japanese citizen ("Mr. Son"), SOFTBANK Corp., a Japanese corporation ("SOFTBANK"), and SOFTBANK Holdings Inc., a Delaware corporation ("SBH" and, together with SOFTBANK America, Mr. Son and SOFTBANK, the "Reporting Persons"), hereby amend the report on Schedule 13D for the Reporting Persons, dated January 11, 1999, as amended on February 8, 1999 (the "Original Schedule 13D"), filed by the Reporting Persons with respect to the Common Stock beneficially owned by them.

ITEM 3.   SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         Not applicable.

ITEM 4.   PURPOSE OF TRANSACTION.

         Not applicable.


ITEM 5.   INTEREST IN SECURITIES OF THE ISSUER.

         (A). Item 5(a) of the Original Schedule 13D is hereby amended in its entirety to read as follows:

         The percentage interest held by each Reporting Person presented below is based on the number of shares of Common Stock reported to be outstanding as of February 5, 1999 in the Issuer's Registration Statement on Form S-3 dated February 5, 1999 (the "Outstanding Shares").

         As of the date of the filing of this Statement, SB America beneficially owns, and SBH, SOFTBANK and Mr. Son may be deemed to beneficially own through SB America 976,540 shares of Common Stock comprising approximately 4.9% of the Outstanding Shares.

         Except as described in this Statement, none of the Reporting Persons, nor to the best knowledge and belief of SB America, SBH or SOFTBANK, any of their respective executive officers or directors beneficially owns any Common Stock or securities convertible into Common Stock.

         (D). Not applicable.

         (E). Item 5(e) of the Original Schedule 13D is amended in its entirety to read as follows:

         As a result of the Issuer issuing additional securities prior to February 5, 1999, the Reporting Persons have ceased to be the beneficial owners of more than five percent of the Issuer's Outstanding Shares on or before February 5, 1999.

--------------------------                            --------------------------
CUSIP NO.   232462-10-1                               PAGE  6   OF   6   PAGES
--------------------------                            --------------------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 12, 1999                         SOFTBANK AMERICA INC.


                                          By: /s/ Stephen A. Grant
                                              ---------------------------------
                                              Stephen A. Grant
                                              Assistant Secretary


                                          SOFTBANK HOLDINGS INC.


                                          By: /s/ Stephen A. Grant
                                              ---------------------------------
                                              Stephen A. Grant
                                              Secretary


                                          SOFTBANK CORP.


                                          By: /s/ Stephen A. Grant
                                              ---------------------------------
                                              Stephen A. Grant
                                              Attorney-in-fact


                                          MASAYOSHI SON


                                          By: /s/ Stephen A. Grant
                                              ---------------------------------
                                              Stephen A. Grant
                                              Attorney-in-fact

                                  EXHIBIT INDEX

         Exhibit           Description
         -------           -----------

         Exhibit A         Agreement  of Joint  Filing,  dated as of January 11,
                           1999, by and among  SOFTBANK  America Inc.,  SOFTBANK
                           Holdings Inc.,  SOFTBANK Corp. and Mr.  Masayoshi Son
                           (incorporated by reference to Exhibit 99.1 to the Statement on Schedule 13D filed by SOFTBANK America
                           Inc.,  SOFTBANK Holdings Inc., SOFTBANK Corp. and Mr.
                           Masayoshi Son dated January 11, 1999).


         Exhibit B         Power  of  Attorney  (incorporated  by  reference  to
                           Exhibit 24 to the Statement on Schedule 13G filed by SOFTBANK, Mr. Son and SOFTBANK Ventures, Inc. on
                           February 18, 1998 with respect to Concentric  Network
                           Corporation).